DIACRIN, INC., HAS REQUESTED THAT THE MARKED PORTIONS OF THIS DOCUMENT BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.


                                                                   EXHIBIT 10.18

                            COLLABORATION AGREEMENT

                                     among

                                 DIACRIN, INC.,

                              GENZYME CORPORATION

                                      and

                              DIACRIN/GENZYME LLC

                          dated as of October 1, 1996

                               TABLE OF CONTENTS

ARTICLE 1.  DEFINITIONS ..................................................  1
        1.1.    "Affiliate" ..............................................  1
        1.2.    "Biologics Regulatory Scheme" ............................  2
        1.3.    "Collaboration Product" ..................................  2
        1.4.    "Commercialization Costs" ................................  2
        1.5.    "Commercialization Plan" .................................  2
        1.6.    "Dedicated Facility" .....................................  3
        1.7.    "Dedicated Facility Costs" ...............................  3
        1.8.    "Development Costs" ......................................  3
        1.9.    "Development Plan" .......................................  4
        1.10.   "Development Program" ....................................  4
        1.11.   "Diacrin Patent Rights" ..................................  4
        1.12.   "Diacrin Technology" .....................................  4
        1.13.   "Effective Date" .........................................  4
        1.14.   "Field" ..................................................  4
        1.15.   "FDA" ....................................................  5
        1.16.   "Fully Absorbed Cost of Goods" ...........................  5
        1.17.   "Genzyme Patent Rights" ..................................  5
        1.18.   "Genzyme Technology" .....................................  5
        1.19.   "Manufacturing Know-how" .................................  5
        1.20.   "Net Pretax Profit" ......................................  6
        1.21.   "Net Sales" ..............................................  6
        1.22.   "Patent Rights" ..........................................  7
        1.23.   "Program" ................................................  7
        1.24.   "Program Costs" ..........................................  7
        1.25.   "Program Management Team" ................................  7
        1.26.   "Regulatory Approvals" ...................................  7
        1.27.   "Specifications" .........................................  7
        1.28.   "Steering Committee" .....................................  7
        1.29.   "Technology" .............................................  7
        1.30.   "Third Party" ............................................  7

ARTICLE 2.  SCOPE AND STRUCTURE OF THE COLLABORATION .....................  8
        2.1.    General ..................................................  8
        2.2.    Exclusive Relationship ...................................  8

ARTICLE 3.  GRANTS AND RESERVATIONS OF RIGHTS ............................  8
        3.1.    Licenses of Rights by Diacrin and Genzyme to Diacrin/
                Genzyme LLC ..............................................  8
        3.2.    Sublicenses of Rights from Diacrin/Genzyme
                LLC to Diacrin and Genzyme ...............................  9


                                     (i)
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        3.3.    Rights of Diacrin/Genzyme LLC to Technology or
                Patent Rights Developed Outside the Program ..............   9
        3.4.    Reservation of Rights ....................................   9
        3.5.    Assignment of Orphan Drug Designation. ...................  10

ARTICLE 4.   CAPITAL CONTRIBUTIONS; FINANCIAL ARRANGEMENTS ...............  11
        4.1.    Program Funding Commitments ..............................  11
                4.1.1.  Genzyme's Program Funding Commitment .............  11
                4.1.2.  Diacrin's Program Funding Commitment .............  11
                4.1.3.  Program Funding Capital Contributions. ...........  11
        4.2.    Genzyme's Stand-by Line of Credit ........................  12
        4.3.    Distribution of Net Pretax Profits .......................  13
        4.4.    Audit ....................................................  14

ARTICLE 5.  THE DEVELOPMENT PROGRAM ......................................  14
        5.1     Conduct of the Development Program .......................  14
                5.1.1.  General ..........................................  14
                5.1.2.  Development Plan .................................  15
                5.1.3.  Initial and Updated Development Plan .............  15
                5.1.4.  Execution and Performance ........................  16
                5.1.5.  Attendance at Regulatory Meetings ................  16
        5.2.    Development Information ..................................  16
                5.2.1.  Reports and Information Exchange .................  16
                5.2.2.  Adverse Reaction Reporting .......................  17
                5.2.3.  Clinical and Regulatory Audits ...................  17
        5.3.    Regulatory Approval Filings ..............................  17
        5.4.    Facilities Visits ........................................  18

ARTICLE 6.  SALES, MARKETING AND ADMINISTRATIVE SERVICES .................  18
        6.1.    Sales and Marketing Services .............................  18
                6.1.1.  General ..........................................  18
                6.1.2.  Initial and Updated Commercialization Plans ......  19
                6.1.3.  Execution and Performance ........................  19
        6.2.    General and Administrative Services ......................  20

ARTICLE 7.  MANUFACTURE AND SUPPLY .......................................  20
        7.1.    Process Development; Manufacturing Approvals .............  20
        7.2.    Manufacture and Supply of Collaboration Products for
                Clinical Trials ..........................................  20
        7.3.    Manufacture and Supply of Collaboration Products for
                Commercial Sale ..........................................  21
                7.3.1.  General ..........................................  21
                7.3.2.  Manufacturing Capacity Requirements ..............  21
                7.3.3.  Forecasts ........................................  21

                                      (ii)
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        7.4.    Certificates of Analysis ...............................  21
        7.5.    Certificates of Manufacturing Compliance ...............  21
        7.6.    Access to Facilities ...................................  22

ARTICLE 8.  MANAGEMENT .................................................  22
        8.1.    Program Management Team ................................  22
                8.1.1.  General ........................................  22
                8.1.2.  Development Program Functions ..................  23
                8.1.3.  Commercialization Functions ....................  23
                8.1.4.  Minutes ........................................  23
        8.2.    Steering Committee .....................................  23
                8.2.1.  General ........................................  23
                8.2.2.  Functions ......................................  24
                8.2.3.  Minutes ........................................  24
        8.3.    General Disagreements ..................................  24

ARTICLE 9.  INTELLECTUAL PROPERTY RIGHTS ...............................  25
        9.1.    Ownership ..............................................  25
                9.1.1.  Ownership of Discoveries and Improvements ......  25
                9.1.2.  Ownership of Trademarks ........................  25
                9.1.3.  Cooperation of Employees .......................  25
        9.2.    Filing, Prosecution and Maintenance of Patent Rights ...  26
                9.2.1.  Filing, Prosecution and Maintenance ............  26
                9.2.2.  Patent Filing Costs ............................  26
        9.3.    Cooperation ............................................  26
        9.4.    Notification of Patent Term Restoration ................  27
        9.5.    No Other Technology Rights .............................  27
        9.6.    Enforcement of Patent Rights; Defense of
                Infringement Actions ...................................  27
                9.6.1.  First Right to Respond .........................  27
                9.6.2.  Sharing of Litigation and Settlement Expenses ..  28
                9.6.3.  Second Right to Respond ........................  28

ARTICLE 10.  CONFIDENTIALITY ...........................................  28
        10.1.   Nondisclosure Obligations ..............................  28
        10.2.   Terms of this Agreement ................................  29
        10.3.   Publications. ..........................................  29

ARTICLE 11.  REPRESENTATIONS AND WARRANTIES ............................  30
        11.1.   Authorization ..........................................  30
        11.2.   Intellectual Property Rights ...........................  30
        11.3.   Warranties .............................................  30
                11.3.1. Genzyme Warranties .............................  31
                11.3.2. Diacrin Warranties .............................  31
        11.4.   Disclaimer of Representations and Warranties ...........  31


                                     (iii)
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        11.5.   Limitation of Liability ................................  31

ARTICLE 12.  INDEMNITY .................................................  31
        12.1.   Diacrin/Genzyme LLC Indemnity Obligations ..............  31
        12.2.   Insurance ..............................................  32

ARTICLE 13.  TERM AND TERMINATION ......................................  32
        13.1.   Term ...................................................  32
        13.2.   Termination. ...........................................  32
                13.2.1. For Breach .....................................  32
                13.2.2. For Convenience ................................  32
        13.3.   Effect of Termination by Diacrin. ......................  32
                13.3.1. For Breach .....................................  32
                13.3.2. For Convenience ................................  33
        13.4.   Effect of Termination by Genzyme. ......................  34
                13.4.1. For Breach .....................................  34
                13.4.2. For Convenience ................................  35
        13.5.   Survival of Rights and Duties. .........................  35

ARTICLE 14.  MISCELLANEOUS .............................................  36
        14.1.   Cooperation ............................................  36
        14.2.   Exchange Controls ......................................  36
        14.3.   Withholding Taxes ......................................  36
        14.4.   Interest on Late Payments ..............................  36
        14.5.   Force Majeure ..........................................  37
        14.6.   Assignment .............................................  37
        14.7.   Severability ...........................................  37
        14.8.   Notices ................................................  37
        14.9.   Applicable Law .........................................  39
        14.10.  Arbitration ............................................  39
                14.10.1. General .......................................  39
                14.10.2. Procedure .....................................  39
        14.11.  Entire Agreement .......................................  40
        14.12.  Headings ...............................................  40
        14.13.  Independent Contractors ................................  40
        14.14.  Agreement Not to Solicit Employees .....................  41
        14.15.  Waiver .................................................  41
        14.16.  Counterparts ...........................................  41


                                      (iv)

                            COLLABORATION AGREEMENT

        THIS COLLABORATION AGREEMENT dated as of October 1, 1996 (the "Agreement") is made among Diacrin, Inc., a Delaware corporation having its principal place of business at Charlestown Navy Yard, Building 96, 13th Street, Charlestown, Massachusetts 02129 ("Diacrin"), Genzyme Corporation, a Massachusetts corporation having its principal place of business at One Kendall Square, Cambridge, Massachusetts 02139 ("Genzyme") and Diacrin/Genzyme LLC, a Massachusetts limited liability company having its principal place of business at One Kendall Square, Cambridge, Massachusetts 02139 ("Diacrin/Genzyme LLC"). Diacrin, Genzyme and Diacrin/Genzyme LLC are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                R E C I T A L S

        A. Diacrin is currently developing populations of transplantable porcine fetal cells for the treatment of Parkinson's Disease and Huntington's Disease and technology for the immunomodulation of major histocompatibility complex class I antigens on cell populations prior to transplantation to prevent immune system rejection of transplanted cells.

        B. Genzyme has expertise in the areas of development and marketing of bio-pharmaceutical products.

        C. Diacrin/Genzyme LLC has been organized by Diacrin and Genzyme as a joint venture to develop and commercialize the Collaboration Products (as herein defined) throughout the world.

        NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the Parties mutually agree as follows:

                            ARTICLE 1.  DEFINITIONS

        For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below. Certain other capitalized terms are defined elsewhere in this Agreement.

        1.1. "Affiliate" shall mean any corporation or other entity which controls, is controlled by, or is under common control with a Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly

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or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity. For purposes of this Agreement, HealthCare Investment Corporation ("HealthCare") and its Affiliates shall not be regarded as Affiliates of Diacrin for so long as HealthCare and its Affiliates own or directly or indirectly control less than fifty percent (50%) of the voting stock of Diacrin.

        1.2. "Biologics Regulatory Scheme" shall mean the United States Public Health Service Act and the regulations, interpretations and guidelines promulgated thereunder by the FDA or the regulatory scheme applicable to the Collaboration Products in any country other than the United States, as such statutes, regulations, interpretations and guidelines or regulatory schemes may be amended from time to time.

        1.3. "Collaboration Product" shall mean any product or process developed for use in the Field by a Party to this Agreement utilizing, based upon or arising out of the Diacrin Patent Rights, the Genzyme Patent Rights, the Diacrin Technology, the Genzyme Technology or the Manufacturing Know-How owned or controlled by any Party, including NeuroCell(TM)-PD, NeuroCell(TM)-HD and any and all improvements, combination products, delivery systems and dosage forms related thereto.

        1.4. "Commercialization Costs" with respect to a Collaboration Product shall mean the direct variable costs and direct fixed costs incurred by Diacrin/Genzyme LLC with respect to work performed by the Parties and their Affiliates and subcontractors in connection with the conduct of the Commercialization Plan for such Collaboration Product, including without limitation sales and marketing costs related to performing market research, advertising, producing promotional literature, sponsoring seminars and symposia, originating sales and providing reimbursement and other patient support services. Direct variable costs shall be deemed to be the cost of labor, raw materials, supplies and other resources directly consumed in the conduct of the Commercialization Plan, as well as royalties payable to Third Parties, including royalties payable to Massachusetts General Hospital. Direct fixed costs shall be deemed to be the cost of facilities, utilities, insurance, equipment depreciation and other fixed costs directly related to the conduct of the Commercialization Plan, allocated based upon the proportion of such costs directly attributable to support of the Commercialization Plan or by such other method of cost allocation as may be approved by the Steering Committee. All cost determinations made hereunder shall be made in accordance with United States generally accepted accounting principles, consistently applied.

        1.5. "Commercialization Plan" shall mean the comprehensive plan for the commercialization of a Collaboration Product, as more specifically described in
Section 6.1.1. of this Agreement.

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          CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
        SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

        1.6. "Dedicated Facility" shall mean the facilities to be used to manufacture Collaboration Products for commercial sale.

        1.7. "Dedicated Facility Costs" shall mean the direct variable costs and direct fixed costs incurred by Diacrin/Genzyme LLC with respect to (i) the design, construction, validation and operation of the Dedicated Facility, including without limitation (a) costs for preparing, submitting, reviewing or developing data or information for the purpose of submission of applications to obtain Regulatory Approval for the Dedicated Facility and (b) the scale up of the manufacturing process for Collaboration Products to be manufactured in the Dedicated Facility, and (ii) the manufacture of Collaboration Products in the Dedicated Facility. Direct variable costs shall be deemed to be the cost of labor, raw materials, supplies and other resources directly consumed in the design, construction, validation and operation of the Dedicated Facility and in the manufacture of Collaboration Products in the Dedicated Facility. Direct fixed costs shall be deemed to be the cost of facilities, utilities, insurance, equipment depreciation and other fixed costs related to the operation of the Dedicated Facility and the manufacture of Collaboration Products in the Dedicated Facility. If the Dedicated Facility is used to manufacture Collaboration Products and products for other programs of either Diacrin or Genzyme, direct fixed costs shall be allocated in proportion to the use of the Dedicated Facility for the manufacture of Collaboration Products and products for such other programs. Dedicated Facility Costs shall exclude all costs otherwise reimbursed pursuant to this Agreement. Except as otherwise provided in this Agreement, all cost determinations made hereunder shall be made in accordance with United States generally accepted accounting principles, consistently applied.

        1.8. "Development Costs" with respect to a Collaboration Product shall mean the direct variable costs and direct fixed costs incurred by Diacrin/Genzyme LLC with respect to work performed by the Parties and their Affiliates and subcontractors in connection with the conduct of the Development Plan for such Collaboration Product, including without limitation (a) direct, out-of-pocket external costs, including clinical grants, clinical laboratory fees, positive controls and the cost of studies conducted and services provided by contract research organizations and individuals, consultants, toxicology contractors, and manufacturers necessary or useful for the purpose of obtaining Regulatory Approvals for such Collaboration Product, (b) amounts paid to Diacrin and Genzyme by Diacrin/Genzyme LLC in respect of research and development and pre-commercialization sales and marketing efforts as set forth in the Development Plan for such Collaboration Product, including the efforts of Diacrin and Genzyme to develop a process for the manufacture of such Collaboration Product and Diacrin's **************************** for batches of such

Collaboration Product manufactured and supplied by Diacrin for use in clinical trials, (c) costs related to data management, statistical designs and studies, document preparation and other expenses associated with the clinical testing program, and (d) costs for preparing, submitting, reviewing or developing data or information for the purpose of submission of applications to obtain Regulatory Approvals for such Collaboration Product. Direct variable costs shall be deemed to be the cost of labor, raw materials, supplies and other resources directly consumed in the conduct of the Development Program. Direct fixed costs shall be deemed to be the cost of facilities, utilities, insurance, equipment depreciation and other fixed costs directly related to the conduct of the Development Program, allocated based upon the proportion of such costs directly attributable to support of the Development Program or by such other method of cost allocation as may be approved by the Steering Committee. All cost determinations made hereunder shall be made in accordance with United States generally accepted accounting principles, consistently applied.

        1.9. "Development Plan" shall mean the comprehensive plan and budget for the development of a Collaboration Product under the Development Program, as more specifically described in Section 5.1.2. of this Agreement.

        1.10. "Development Program" shall mean the preclinical and clinical development of Collaboration Products, including the preparation and filing of all applications for Regulatory Approvals for each Collaboration Product.

        1.11. "Diacrin Patent Rights" shall mean all present and, to the extent such Patent Rights claim Inventions or Joint Inventions (as such terms are defined in Section 9.1.1.) that are discovered, made or conceived during and in connection with the Program, future Patent Rights owned or controlled by, or licensed (with the right to sublicense) to, Diacrin, to the extent that such Patent Rights cover a compound, composition, biological or other material, product-by-process, method, apparatus, manufacturing or other process, or immunomodulation technology relating to or useful in the Field.

        1.12. "Diacrin Technology" shall mean all present and, to the extent such Technology is discovered, made or conceived during and in connection with the Program, future Technology owned or controlled by, or licensed (with the right to sublicense) to, Diacrin relating to or useful in the Field.

        1.13. "Effective Date" shall mean the date appearing on the cover page of this Agreement.

        1.14. "Field" shall mean the treatment of Parkinson's Disease or Huntington's Disease in humans using porcine fetal cells.

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          CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
        SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

        1.15. "FDA" shall mean the United States Food and Drug Administration, any successor agency, or the regulatory authority of any country other than the United States with responsibilities comparable to those of the United States Food and Drug Administration.

        1.16. "Fully Absorbed Cost of Goods" with respect to a Collaboration Product shall mean the direct variable costs and direct fixed costs associated with the manufacture of batches of such Collaboration Product. Direct variable costs shall be deemed to be the cost of labor, raw materials, supplies and other resources directly consumed in the manufacture of batches of such Collaboration Product. Direct fixed costs shall be deemed to be the cost of facilities, utilities, insurance, equipment depreciation and other fixed costs directly related to the manufacture of batches of such Collaboration Product. Direct fixed costs shall be allocated to such Collaboration Product based upon the proportion of such costs directly attributable to support of the manufacturing process for such Collaboration Product. If a facility is used to manufacture Collaboration Products and products for other programs of either Diacrin or Genzyme, direct fixed costs shall be allocated in proportion to the use of such facility for the manufacture of Collaboration Products and products for such other programs. Fully Absorbed Cost of Goods shall exclude all costs otherwise reimbursed pursuant to this Agreement. Except as otherwise provided in this Agreement, all cost determinations made hereunder shall be made in accordance with United States generally accepted accounting principles, consistently applied.

        1.17. "Genzyme Patent Rights" shall mean Patent Rights claiming Inventions or Joint Inventions discovered, made or conceived during and in connection with the Program that are owned or controlled by, or licensed (with the right to sublicense) to, Genzyme, to the extent that such Patent Rights cover a compound, composition, biological or other material, product-by-process, method, apparatus, manufacturing or other process, relating to or useful in the Field.

        1.18. "Genzyme Technology" shall mean Technology discovered, made or conceived during and in connection with the Program, that is owned or controlled by, or licensed (with the right to sublicense) to, Genzyme relating to or useful in the Field.

        1.19. "Manufacturing Know-how" shall mean all information, techniques, inventions, discoveries, improvements, practices, methods, knowledge, skill, experience, and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon, relating to or necessary or useful for the production, packaging, storage and transportation of Collaboration

Products, including without limitation specifications, acceptance criteria, manufacturing batch records, standard operating procedures, engineering plans, installation, operation and process qualification protocols for equipment, validation records, master files submitted to the FDA, process validation reports, environmental monitoring processes, test data including pharmacological, toxicological and clinical test data, cost data and employee training materials.

        1.20. "Net Pretax Profit" of Diacrin/Genzyme LLC for any period shall be equal to (a) the sum during such period of (i) Net Sales of all Collaboration Products, (ii) all revenues received by Diacrin/Genzyme LLC from Third Parties as consideration for sublicensing the manufacture, use, distribution or sale of Collaboration Products and (iii) all other revenues of Diacrin/Genzyme LLC from any source other than the sale of Diacrin Property (as defined in the Operating Agreement of even date herewith between Diacrin and Genzyme (the "Diacrin/Genzyme LLC Operating Agreement")), less (b) all expenses incurred by Diacrin/Genzyme LLC during such period, including expenses incurred in respect of Development Costs, Dedicated Facility Costs and Commercialization Costs. All cost determinations made hereunder shall be made in accordance with United States generally accepted accounting principles, consistently applied.

        1.21. "Net Sales" with respect to a Collaboration Product shall mean the gross invoiced sales price of such Collaboration Product billed to independent Third Party customers, including without limitation distributors, in bona fide arms-length transactions, less, for purposes only of calculating the payments set forth in Article 13, to the extent such amounts are included in the gross invoiced sales price, actual: (a) freight and insurance costs incurred in transporting such Collaboration Product to such customers; (b) quantity, cash and other trade discounts actually allowed and taken; (c) customs duties, surcharges and taxes and other governmental charges incurred in connection with the exportation or importation of such Collaboration Product in final form; (d) bad debt expense; (e) amounts repaid or credited by reason of rejections (due to Collaboration Product spoilage, damage, expiration of useful life or otherwise) or retroactive price reductions; (f) amounts incurred resulting from governmental mandated rebate or discount programs; and (g) Third Party rebates and chargebacks actually allowed and taken, including hospital buying group chargebacks, hospital buying group/group purchasing organization administration fees or managed care organization rebates. The amount of Net Sales for any period shall be determined on the basis of sales recorded in such period in accordance with United States generally accepted accounting principles, consistently applied. The transfer of a Collaboration Product to Genzyme or one of its Affiliates shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price to the first independent customer, less the deductions allowed under this Section.

        1.22. "Patent Rights" shall mean patents, patent applications, certificates of invention, or applications for certificates of invention, together with any extensions, registrations, confirmations, reissues, divisions, continuations or continuations-in-part, re-examinations or renewals thereof.

        1.23. "Program" shall mean the collaboration among Diacrin/Genzyme LLC, Diacrin and Genzyme described in this Agreement.

        1.24. "Program Costs" shall mean all Program-related costs, including without limitation Development Costs, Dedicated Facility Costs and Commercialization Costs, in each case as such costs are incurred or accrued by Diacrin/Genzyme LLC on or after the Effective Date.

        1.25. "Program Management Team" shall mean the joint team composed of representatives of Diacrin and Genzyme described in Section 8.1.1. of this Agreement.

        1.26. "Regulatory Approvals" shall mean all approvals from regulatory authorities in any country required lawfully to market Collaboration Products in any such country, including any product license application filed with the FDA after completion of human clinical trials to obtain marketing approval for a Collaboration Product, any establishment license application filed with the FDA to obtain approval of the facilities and equipment to be used to manufacture a Collaboration Product, and any product pricing approvals where applicable.

        1.27. "Specifications" with respect to a Collaboration Product shall mean the written specifications for such Collaboration Product determined by the Program Management Team and approved by the Steering Committee, provided that such specifications shall at all times comply with the relevant Biologics Regulatory Scheme in the country of sale and in the country of use. The Specifications may be amended from time to time by the Program Management Team, provided such amendments are approved by the Steering Committee or the written agreement of the Parties, as the case may be. Copies of such Specifications shall be maintained by both Parties, and shall become a part of this Agreement as if incorporated herein.

        1.28. "Steering Committee" shall mean the governing body of Diacrin/Genzyme LLC composed of representatives of Diacrin and Genzyme appointed as described in Section 8.2.1. of this Agreement.

        1.29. "Technology" shall mean inventions, trade secrets, copyrights, know-how, data and other intellectual property of any kind (including any proprietary biological or other materials, compounds or reagents, and immunomodulation technology but not including Patent Rights).

        1.30. "Third Party" shall mean any entity other than Diacrin/Genzyme
LLC,

Diacrin or Genzyme and their respective Affiliates.

              ARTICLE 2. SCOPE AND STRUCTURE OF THE COLLABORATION

        2.1. General. Diacrin and Genzyme have formed Diacrin/Genzyme LLC to develop and commercialize Collaboration Products throughout the world. Diacrin/Genzyme LLC will undertake the Development Program for each of the Collaboration Products, with each of the Parties assuming responsibility for those portions of the Development Program allocated to it under this Agreement. Upon completion of the Development Program, Diacrin/Genzyme LLC will manufacture the Collaboration Products for commercial sale and Genzyme will market and sell the Collaboration Products as agent for and on behalf of Diacrin/Genzyme LLC on the terms and conditions set forth in this Agreement or such other terms and conditions as the Parties may agree upon.

        2.2. Exclusive Relationship. During the term of this Agreement, neither Diacrin/Genzyme LLC, Diacrin nor Genzyme, nor any of their Affiliates shall independently, or with a Third Party, conduct research regarding, or engage in the manufacture, marketing, sale or distribution of, products in the Field other than as part of the Program. In addition, during the two-year period following termination of this Agreement (i) under Section 13.3.1. or, in the event that Genzyme exercises its option to assume the Program rights, under Section 13.4.1., neither the Party in breach nor its Affiliates shall independently, or with a Third Party, conduct research regarding, or engage in the manufacture, marketing, sale or distribution of, products in the Field or (ii) under Section
13.4.2 or, in the event that Genzyme exercises its option to assume the Program rights, under Section 13.3.2., neither the terminating Party nor its Affiliates shall independently, or with a Third Party, conduct research regarding, or engage in the manufacture, marketing, sale or distribution of, products in the Field

                  ARTICLE 3. GRANTS AND RESERVATIONS OF RIGHTS

        3.1. Licenses of Rights by Diacrin and Genzyme to Diacrin/Genzyme LLC. Except as otherwise expressly provided herein, Diacrin hereby grants to Diacrin/Genzyme LLC the exclusive, worldwide, irrevocable (during the term of this Agreement), royalty-free right and license, with the right to grant sublicenses, under the Diacrin Patent Rights, the Diacrin Technology and the Manufacturing Know-How owned or controlled by Diacrin to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products. Except as otherwise expressly provided herein, Genzyme hereby grants to Diacrin/Genzyme LLC the exclusive, worldwide, irrevocable (during the term of this Agreement), royalty-free right and license, with the right to grant sublicenses, under the Genzyme Patent Rights,

Genzyme Technology and the Manufacturing Know-How owned or controlled by Genzyme, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products. Each of the licenses granted under this Section 3.1 shall be subject to Diacrin/Genzyme LLC's undertaking to pay all royalties, sublicense fees and other costs or expenses payable to Third Parties associated with the acquisition or use of such license by Diacrin/Genzyme LLC. Except as provided in Section 3.2., all sublicenses granted by Diacrin/Genzyme LLC shall be subject to prior approval by the Steering Committee.

        3.2. Sublicenses of Rights from Diacrin/Genzyme LLC to Diacrin and Genzyme. Diacrin/Genzyme LLC hereby grants to each of Diacrin and Genzyme a non-exclusive, worldwide, irrevocable right and sublicense under the Patent Rights, Technology and Manufacturing Know-How licenses granted to it pursuant to
Section 3.1. solely to the extent required to permit such Party to perform its duties under this Agreement.

        3.3. Rights of Diacrin/Genzyme LLC to Technology or Patent Rights Developed Outside the Program. In the event that either Diacrin or Genzyme develops, acquires or otherwise comes to own or control Technology or Patent Rights after the date hereof other than in connection with the Program and such Technology or Patent Rights are useful in the Field, the Party owning or controlling such Technology or Patent Rights shall grant to Diacrin/Genzyme LLC an exclusive, worldwide, irrevocable (during the term of this Agreement) right and license, with the right to grant sublicenses, to such Technology or Patent Rights limited to the Field to the extent necessary to enable Diacrin/Genzyme LLC to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products, subject only to Diacrin/Genzyme LLC's undertaking to pay all royalties, sublicense fees and other costs or expenses payable to Third Parties associated with the acquisition or use of such license by Diacrin/Genzyme LLC.

        3.4. Reservation of Rights. Notwithstanding the license grants set forth in Sections 3.1. and 3.3., Diacrin at all times reserves the rights under the Diacrin Patent Rights, the Diacrin Technology, and Manufacturing Know-How owned or controlled by Diacrin (i) to make, have made and use Collaboration Products for research and development purposes (ii) to develop, make, have made, use, offer for sale, sell, have sold, import and export products outside the Field and (iii) to grant licenses to Third Parties for the foregoing purposes. Notwithstanding the license grants set forth in Sections 3.1. and 3.3., Genzyme at all times reserves the rights under the Genzyme Patent Rights, the Genzyme Technology, and Manufacturing Know-How owned or controlled by Genzyme (i) to make, have made and use Collaboration Products for research and development purposes, (ii) to develop, make, have made, use, offer for sale, sell, have sold, import and export products outside the Field and (iii) to grant licenses to Third Parties for the foregoing purposes.

        3.5. Assignment of Orphan Drug Designation. Except to the extent prohibited by the Biologics Regulatory Scheme, Diacrin hereby assigns and Diacrin and Genzyme hereby agree to assign to Diacrin/Genzyme LLC any "Orphan Drug" designations for any Collaboration Products which Diacrin has received or Diacrin or Genzyme may receive during the term of this Agreement.

            ARTICLE 4. CAPITAL CONTRIBUTIONS; FINANCIAL ARRANGEMENTS

        4.1.    Program Funding Commitments.

                4.1.1. Genzyme's Program Funding Commitment. Genzyme hereby undertakes to make capital contributions to Diacrin/Genzyme LLC sufficient to pay (i) one hundred percent (100%) of the first ten million dollars ($10,000,000) in Program Costs (the "Genzyme 100% Funding Commitment") plus (ii) seventy-five percent (75%) of the next forty million dollars ($40,000,000) in Program Costs incurred by Diacrin/Genzyme LLC after the Genzyme 100% Funding Commitment has been satisfied (the "Genzyme 75% Funding Commitment") plus (iii) fifty percent (50%) of all Program Costs incurred by Diacrin/Genzyme LLC after the Genzyme 75% Funding Commitment has been satisfied.

                4.1.2. Diacrin's Program Funding Commitment. Diacrin hereby undertakes to make capital contributions to Diacrin/Genzyme LLC sufficient to pay (i) twenty-five percent (25%) of all Program Costs incurred by Diacrin/Genzyme LLC after the Genzyme 100% Funding Commitment has been satisfied and until the Genzyme 75% Funding Commitment has been satisfied plus (ii) fifty percent (50%) of all Program Costs incurred by Diacrin/Genzyme LLC after the Genzyme 75% Funding Commitment has been satisfied.

                4.1.3. Program Funding Capital Contributions. Genzyme shall make an initial capital contribution to Diacrin/Genzyme LLC on the Effective Date in an amount equal to one-third of the Program Costs budgeted to be incurred by Diacrin/Genzyme LLC for the calendar quarter commencing October 1, 1996. Thereafter, during the Program, Genzyme and Diacrin shall each make capital contributions to Diacrin/Genzyme LLC, monthly in advance, not later than the fifteenth (15th) day of the prior calendar month, in an aggregate amount equal to one-third of the Program Costs budgeted to be incurred by Diacrin/Genzyme LLC in any then-current Development Plan or Commercialization Plan for the calendar quarter in which such calendar month occurs, allocated between such Parties in accordance with the funding responsibility assumed by Genzyme and Diacrin pursuant to Section 4.1.1. or Section 4.1.2., respectively. Upon receipt of each such capital contribution from Genzyme or Diacrin, as the case may be, Diacrin/Genzyme LLC shall promptly pay the Parties that portion of the budgeted Program Costs to which they are respectively entitled. Either Diacrin or Genzyme shall have the right to withhold such monthly capital contributions, without interest, during any period when the other Party shall have failed, within the time periods prescribed by this Agreement or in any Development Plan or Commercialization Plan then in effect to submit (i) a Development Plan or a Commercialization Plan in a format substantially similar to the initial Development Plan approved by the Steering Committee or the initial Commercialization Plan approved by the Steering Committee, (ii) quarterly financial reports in accordance with this Section 4.1.3. or (iii) quarterly activity reports

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in accordance with Section 5.2.1.. Within thirty (30) days after the end of each of the first three calendar quarters of each year and within sixty (60) days after the end of each calendar year, each of Diacrin and Genzyme shall provide Diacrin/Genzyme LLC with a detailed itemization of its Program Costs actually incurred during the previous quarter. Within thirty (30) days following receipt of the quarterly statement of actual Program Costs provided by each of Diacrin and Genzyme, Diacrin and Genzyme shall each make an additional capital contribution to Diacrin/Genzyme LLC in the amount of any actual Program Costs shown thereon and not yet paid for which such Party has assumed funding responsibility pursuant to Section 4.1.1. or Section 4.1.2., respectively, but only to the extent that such amount, together with all prior capital contributions to date during such year, does not exceed ******************* percent (***%) of the Program Costs budgeted year-to-date through the end of the quarter to which such statement relates (except to the extent such excess is approved by the Steering Committee pursuant to Section 5.1.3.). If the aggregate amount stated to be due from Diacrin/Genzyme LLC in such quarterly statements for actual Program Costs is less than the amount already contributed by the Parties to the capital of Diacrin/Genzyme LLC with respect to budgeted Program Costs for such calendar quarter, such excess shall be credited pro rata against the next successive monthly capital contribution due from Genzyme or Diacrin hereunder.

        4.2. Genzyme's Stand-by Line of Credit. Genzyme hereby agrees to make available to Diacrin certain financing on the terms hereinafter described. From and after the date that the Genzyme 100% Funding Commitment is satisfied, Genzyme shall make available to Diacrin an unsecured, subordinated line of credit of up to an aggregate amount of *********** dollars ($**********) (the "Line of Credit"), subject to the following conditions:

                (a) The Line of Credit shall be available through the date ************** after the date Diacrin first draws thereon (the "Maturity Date"). Outstanding principal and all interest accrued thereon shall be repaid on the Maturity Date.

                (b) Advances against the Line of Credit shall be evidenced by a promissory note; upon the first such advance, Diacrin shall execute and deliver a credit agreement containing customary representations, warranties and covenants. The aggregate amount of all advances under the Line of Credit in any calendar year shall not exceed ************ dollars ($*********). Advances shall bear interest at the Base Rate of interest declared from time to time by The First National Bank of Boston in Boston, Massachusetts, from the date of each advance.

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        (c) Diacrin may draw on the Line of Credit only in the event that
*******************************************************************************
*******************************************************************************
*********************and only to fund its capital contributions to Diacrin/Genzyme LLC.

        (d) Upon any advance under the Line of Credit, Diacrin shall issue to Genzyme warrants to purchase that number of shares of Diacrin Common Stock equal to
*******************************************************************************
*******************************************************************************
*******************************************************************************
Warrants issued to Genzyme hereunder shall have a term of ************** from the date of issuance and ************************************. Diacrin may
redeem warrants issued hereunder ******************************************
******* (i) at a price equal to ***************** of the advance in respect of which such warrants were issued, if such advance is repaid within ****************** from the date such advance is drawn and (ii) at a price equal to ************************* of the advance in respect of which such warrants were issued, if such advance is repaid after *********** and within *********** *********** from the date such advance is drawn.

        4.3. Distribution of Net Pretax Profits. Unless otherwise provided by the Diacrin/Genzyme LLC Operating Agreement, the Net Pretax Profits of Diacrin/Genzyme LLC shall be allocated one-half (1/2) to Diacrin and one-half (1/2) to Genzyme. Net Pretax Profit shall be calculated for each calendar quarter after the date of the first sale of a Collaboration Product following Regulatory Approval of such Collaboration Product and shall be reported to each of Diacrin and Genzyme within forty-five (45) days following the end of each such quarter. Distributions of Net Pretax Profit shall be made semi-annually to each of Diacrin and Genzyme; provided, however, that the amount of Net Pretax Profit distributable to Diacrin and Genzyme shall be reduced by the amount required to fund the budgeted capital, working capital and reserve requirements of Diacrin/Genzyme LLC during the ************************ days following the proposed distribution date and by such other amounts as the Steering Committee reasonably determines to be necessary or appropriate for the operation of Diacrin/Genzyme LLC. All distributions to the Parties will be accompanied by a report setting forth the basis for such distribution. Such reports shall be subject to audit rights as set forth in Section 4.4., mutatis mutandis.

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        4.4. Audit. Each of Diacrin and Genzyme shall keep and maintain proper and complete records and books of account documenting all Program Costs incurred by it. Each Party shall permit independent accountants retained by the other Parties to have access to its records and books for the sole purpose of determining the appropriateness of Program Costs charged by the non-auditing Party hereunder. Such examination shall be conducted during regular business hours and upon reasonable notice, at the auditing Party's own expense and no more than once in each calendar year during the term of this Agreement and once during the three (3) calendar years following the termination hereof. If such examination reveals that such Program Costs have been overstated, any overpayment shall be promptly refunded. The auditing Party shall pay the fees and expenses of the accountant engaged to perform the audit, unless such audit reveals an overcharge of ***************** or more for the period examined, in which case the Party who received such overpayment shall pay all reasonable costs and expenses incurred by the auditing Party in the course of making such determination, including the fees and expenses of the accountant.

                       ARTICLE 5. THE DEVELOPMENT PROGRAM

        5.1.    Conduct of the Development Program.

                5.1.1. General. Diacrin/Genzyme LLC, Diacrin and Genzyme each agree to collaborate diligently in the development of Collaboration Products in the Field and to use commercially reasonable and diligent efforts to develop, obtain Regulatory Approvals for and bring to market Collaboration Products in the Field as soon as practicable, all in accordance with the Development Plan and the Commercialization Plan for each Collaboration Product. The Parties agree to execute and substantially perform and to cooperate with each other in carrying out the Development Plan for each Collaboration Product. Neither Party shall be required to undertake activities in furtherance of the Development Plan or Commercialization Plan in the absence of funding from Diacrin/Genzyme LLC pursuant to the provisions of this Agreement; provided, however, that the withholding of payments in accordance with Section 4.1.3. shall not excuse a Party from performance of duties required under this Agreement. As used in this Agreement, the term "commercially reasonable and diligent efforts" will mean that level of effort which, consistent with the exercise of prudent scientific and business judgment, is applied by the Party in question to its other therapeutic products at a similar stage of development and with similar commercial potential.

                5.1.2. Development Plan. The Development Program shall be conducted by Diacrin/Genzyme LLC under a Development Plan which shall describe the proposed overall program of development for each of the Collaboration Products, including preclinical studies, toxicology, formulation, clinical studies and regulatory plans and other key elements necessary to obtain Regulatory Approvals for each Collaboration Product. The Development Plan shall include a summary of estimated Development Costs expected during the development process through obtaining such Regulatory Approvals and a detailed description of and budget for all development activities proposed for each calendar year for each Collaboration Product. Until the initial Commercialization Plan is submitted in accordance with Section 6.1.2., the Development Plan shall also include summary of estimated Dedicated Facility Costs expected during the period through obtaining Regulatory Approval for the Dedicated Facility and a detailed description of and budget for all activities related to the design, construction, validation and operation of the Dedicated Facility proposed for the calendar year to which the Development Plan relates.

                5.1.3. Initial and Updated Development Plan. A preliminary initial Development Plan has been agreed to by the Parties for the period beginning on the Effective Date and ending on December 31, 1997. Within thirty
(30) days after the Effective Date, Diacrin, in consultation with the Program Management Team, shall submit to the Steering Committee for review and approval the definitive initial Development Plan for the period beginning on the Effective Date and ending on December 31, 1997, upon which approval such definitive initial Development Plan shall be signed by an authorized representative of each of Diacrin and Genzyme. The Development Plan shall be updated annually by the Program Management Team and submitted to the Steering Committee for review and approval not later than sixty (60) days prior to January 1 of each year during the Development Program. Each such updated Development Plan shall include (i) an overall development plan for each Collaboration Product which sets forth all major development tasks remaining to be accomplished prior to submission of filings for Regulatory Approvals, (ii) a detailed description and budget for the development activities proposed for the forthcoming calendar year and (iii) until the initial Commercialization Plan is submitted in accordance with Section 6.1.2., (a) an overall plan which sets forth all major tasks remaining to be accomplished prior to submission of filings for Regulatory Approval of the Dedicated Facility and (b) a detailed description of and budget for all activities related to the construction, validation and operation of the Dedicated Facility proposed for the calendar year to which the Development Plan relates, in each case including estimated time lines to accomplish such major tasks or detailed activities, respectively. The Program Management Team shall be primarily responsible for preparing the annual updates to the Development Plan and, in connection with the preparation of such updates, shall consult with Diacrin and Genzyme regarding the identification, timing and execution of and budget for the major tasks and detailed activities required to perform the updated Development Plan. Each such updated Development Plan approved by the Steering Committee shall be signed by an

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authorized representative of each of Diacrin and Genzyme. The members of the
Program Management Team shall actively consult with one another throughout the term of the Development Plan so as to adjust the specific work performed under the Development Plan to conform to evolving developments in technology and the results of the development work performed. While minor adjustments to the Development Plan may be made from time to time upon approval of the Program Management Team, significant changes in the scope or direction of the work and any changes in funding exceeding ********************************** of the total amount budgeted in any calendar year must be approved by the Steering Committee, in the absence of which approval the most recently approved Development Plan shall remain in effect.

                5.1.4. Execution and Performance. The Development Plan shall allocate among the Parties responsibility for each of the activities described therein. The Parties shall use commercially reasonable and diligent efforts to conduct the activities described in the Development Plan. The Development Plan shall be supervised by the Program Management Team. The Program Management Team will coordinate preclinical and clinical testing of the Collaboration Products and work with designated individuals at Diacrin/Genzyme LLC, Diacrin and Genzyme in the preparation of Regulatory Approval filings for the Collaboration Products and for the Dedicated Facility.

                5.1.5. Attendance at Regulatory Meetings. Each Party shall provide the others with prior notice of all meetings between representatives of the notifying Party and regulatory authorities regarding any Collaboration Product. Except as otherwise provided herein, the Party receiving such notice shall have the right to have representatives present at all such meetings.

        5.2.    Development Information.

                5.2.1. Reports and Information Exchange. Diacrin/Genzyme LLC shall own all clinical trial data accumulated from all clinical trials of Collaboration Products. Each of Diacrin and Genzyme shall use commercially reasonable and diligent efforts to disclose to Diacrin/Genzyme LLC and to the other Party all material information relating to any Collaboration Product promptly after it is learned or its materiality is appreciated. Diacrin/Genzyme LLC shall maintain the database of clinical trial data accumulated from all clinical trials of Collaboration Products and of adverse reaction information for all such Collaboration Products. Each of Diacrin and Genzyme shall have a permanent and irrevocable right of access and reference to all such clinical trial data for use outside the Field. At the request of either Diacrin or Genzyme, such data shall be provided to the requesting Party in a computer readable format by Diacrin/Genzyme LLC, to the extent available, and Diacrin/Genzyme LLC shall also assist in the transfer and validation of such data to the receiving Party. Each Party shall also keep the Program Management Team informed as to its progress in the Development Plan. Within sixty (60) days following the end of each calendar quarter during the Development Program, each of Diacrin and Genzyme shall provide to Diacrin/Genzyme LLC and to the other Party a reasonably detailed written report which shall describe the progress to date of all activities for which such Party was allocated responsibility during such quarter under the Development Plan.

                5.2.2. Adverse Reaction Reporting. Each of Diacrin and Genzyme shall notify Diacrin/Genzyme LLC and the other Party of any adverse reaction information relating to any Collaboration Product within twenty-four (24) hours of the receipt of such information and as necessary for compliance with regulatory requirements. Adverse reaction information includes without limitation information relating to any experience that suggests a significant hazard, contraindication, side effect or precaution, any experience that is fatal or life threatening, is permanently disabling, requires or prolongs inpatient hospitalization, or is a congenital anomaly, cancer, or overdose or any experience that is one not identified in nature, specificity, severity or frequency in the current investigator brochure or the United States labeling for the Collaboration Product.

                5.2.3. Clinical and Regulatory Audits. Each of Diacrin and Genzyme shall permit Diacrin/Genzyme LLC and the other Party or the representatives of Diacrin/Genzyme LLC or the other Party to have access, at the auditing Party's own expense, no more than once in each calendar year during the term of this Agreement, to the non-auditing Party's records and facilities relating to the Development Program for the purpose of monitoring compliance with Good Clinical Practice and other applicable requirements of the Biologics Regulatory Scheme.

        5.3. Regulatory Approval Filings. Regulatory Approval filings for the Collaboration Products and for the facilities used to manufacture such Collaboration Products shall be filed in the name of Diacrin/Genzyme LLC to the extent permitted by the Biologics Regulatory Scheme and otherwise in the name of such other Party as the Steering Committee shall determine. Prior to submission to the FDA, the Parties, through the Program Management Team, shall consult, cooperate in preparing and mutually agree on the content and scope of the Regulatory Approval filings. If and for so long as the Biologics Regulatory Scheme does not permit Diacrin/Genzyme LLC to file and own all Regulatory Approvals in its own name, (i) Regulatory Approval filings shall be made in the name of such other Party as may be designated by the Steering Committee, (ii) such designated Party shall hold the licenses issued in respect of such Regulatory Approval filings and maintain control over the manufacturing facilities and equipment to the extent required by the Biologics

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Regulatory Scheme, (iii) such designated Party shall provide manufacturing and supply services to Diacrin/Genzyme LLC (a) at ******************************** of Collaboration Products so manufactured and supplied and (b) in accordance with the terms and conditions set forth in Article 7 and shall be reimbursed for any Dedicated Facility Costs incurred in connection with the use of such facilities for the manufacture and supply of such Collaboration Products, and
(iv) Diacrin/Genzyme LLC and the other Party shall have a permanent and irrevocable right of access and reference to such Regulatory Approval filings, licenses and facilities.

        5.4. Facilities Visits. Representatives of Diacrin and Genzyme may visit all manufacturing sites and the sites of any clinical trials or other experiments being conducted by the other Party or Diacrin/Genzyme LLC in connection with the Development Program. If requested by the other Party, Diacrin and Genzyme shall cause appropriate individuals working on the Development Program to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the Party responding to such request.

             ARTICLE 6. SALES, MARKETING AND ADMINISTRATIVE SERVICES

        6.1. Sales and Marketing Services. Subject to the terms and conditions of this Agreement, Genzyme shall market and sell the Collaboration Products on an exclusive basis as agent for and on behalf of Diacrin/Genzyme LLC upon the following terms and conditions:

                6.1.1. General. The commercialization of each Collaboration Product shall be governed by a Commercialization Plan which shall describe the overall plan for commercializing such Collaboration Product, including (i) a comprehensive marketing, sales, pricing, manufacturing, distribution and licensing strategy for such Collaboration Product in all applicable countries, including the Third Parties to be utilized and the arrangements with them that have been or are proposed to be agreed upon (including policies and procedures for adjustments, rebates, bundling and the like), (ii) estimated launch date, market and sales forecasts, in numbers of patients and local currency, and competitive analysis for such Collaboration Product, (iii) a detailed budget for the Commercialization Costs to be incurred in connection with performing such Plan and (iv) a detailed manufacturing plan, including (a) if Regulatory Approval for the Dedicated Facility has not been obtained, an overall plan which sets forth all major tasks remaining to be accomplished prior to submission of filings for Regulatory Approval of the Dedicated Facility and (b) a detailed description of and budget for all activities related to the design, construction, validation and operation of and the manufacture of Collaboration Products in the Dedicated Facility proposed for the calendar year to which the Commercialization Plan relates.

                6.1.2. Initial and Updated Commercialization Plans. Upon the submission of all Regulatory Approval filings for a Collaboration Product in any given country, Genzyme shall develop and submit to the Steering Committee for review and approval an initial Commercialization Plan in accordance with its customary standard for a product of comparable market potential, taking into consideration factors such as market conditions, regulatory factors, competition and the costs and profits of such Collaboration Product. Genzyme shall be primarily responsible for developing each Commercialization Plan and, in connection therewith, shall consult with Diacrin regarding the identification, timing and execution of and budget for the major commercialization tasks required to perform the Commercialization Plan, including without limitation the coordination of manufacturing with sales and marketing. Diacrin shall be primarily responsible for developing the detailed manufacturing plan included within each Commercialization Plan and shall deliver such plan to Genzyme within a reasonable period of time prior to the date Genzyme expects to submit the overall Commercialization Plan to the Steering Committee. Each Commercialization Plan shall be updated annually by Genzyme, in consultation with Diacrin as herein provided, and shall be submitted to the Steering Committee for approval not later than sixty (60) days prior to January 1 of each year. Each Commercialization Plan approved by the Steering Committee shall be signed by an authorized representative of each of Diacrin and Genzyme.

                6.1.3. Execution and Performance. Genzyme shall be primarily responsible for the implementation of each Commercialization Plan, including without limitation setting all terms of sale, including establishing pricing policies, credit terms and cash discounts and allowances, formulating marketing plans, selecting trademarks, providing patient information, providing customer support services, providing reimbursement counselling services and sales force training; provided that Genzyme's execution and performance in respect of its marketing and sale of Collaboration Products shall be consistent with the strategy, policies and procedures established by each Commercialization Plan. Genzyme shall act as an agent of Diacrin/Genzyme LLC in connection with the sale of Collaboration Products and all revenues from such sales shall be booked by Diacrin/Genzyme LLC. Genzyme shall use commercially reasonable and diligent efforts to conduct the activities described in each Commercialization Plan. Diacrin shall use commercially reasonable and diligent efforts to perform any activities allocated to it under a Commercialization Plan and to provide such additional marketing support services as Genzyme may from time to time reasonably request. In addition to such activities and services, Genzyme shall provide Diacrin with access to market information and direct contact with physicians and patients for purposes other than making sales or participating in Genzyme's marketing activities; provided, however, that Genzyme shall have no obligation to provide such direct contact with physicians and patients at any time when, in the reasonable exercise of Genzyme's discretion, such access would unreasonably interfere with Genzyme's performance of the Commercialization Plan. Diacrin shall not be reimbursed for the cost of any activities undertaken pursuant to the preceding sentence.

        6.2. General and Administrative Services. General and administrative services required by Diacrin/Genzyme LLC shall be provided at cost by either or both of Diacrin and Genzyme as determined by the Steering Committee. All such costs, in addition to general and administrative costs payable to Third Parties (such as accountants), shall be considered to be Program Costs.

                       ARTICLE 7. MANUFACTURE AND SUPPLY

        Subject to the terms and conditions of this Agreement, Collaboration Products shall be manufactured and supplied for pre-clinical and clinical testing and for commercial sale upon the following terms and conditions:

        7.1. Process Development; Manufacturing Approvals. The Parties will use commercially reasonable and diligent efforts to develop a process for the manufacture of each Collaboration Product and to scale up that process to a scale sufficient to manufacture and supply (i) the anticipated demand for clinical trials of such Collaboration Product in accordance with the projections set forth in the Development Plan and (ii) the anticipated market demand for such Collaboration Product at the time Regulatory Approval is obtained for such Collaboration Product in accordance with the projections set forth in the Commercialization Plan for such Collaboration Product. The development of the process for the manufacture of Collaboration Products as well as the scale up of such process and all material issues incident to the development of the ability to produce Collaboration Products for commercial purposes in sufficient quantity and in a timely manner will be within the purview of the Program Management Team. The Parties will use commercially reasonable and diligent efforts, and will cause any approved Third Party supplier, to make filings necessary to obtain approval of any license application for the Dedicated Facility which may be required as part of any Regulatory Approval for the first Collaboration Product.

        7.2. Manufacture and Supply of Collaboration Products for Clinical Trials. Diacrin will use commercially reasonable and diligent efforts to manufacture and supply Collaboration Products for preclinical studies and clinical trials in quantities and within a time period sufficient to conduct the activities set forth in the Development Plan. Diacrin shall be entitled to charge to Diacrin/Genzyme LLC

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********************************, on a product-by-product basis, for
Collaboration Products supplied for such purposes.
******************************** of such Collaboration Products shall be deemed Development Costs and reimbursed in accordance with Section 4.1.3..

        7.3. Manufacture and Supply of Collaboration Products for Commercial Sale. Diacrin/Genzyme LLC shall manufacture and supply Collaboration Products for commercial sale on the following terms and conditions:

                7.3.1. General. Diacrin/Genzyme LLC shall use commercially reasonable and diligent efforts to manufacture and supply Collaboration Products to meet market demand for Collaboration Products ordered in accordance with the terms hereof. Diacrin/Genzyme LLC may subcontract with Third Parties for the manufacture or packaging of Collaboration Products.

                7.3.2. Manufacturing Capacity Requirements. The Steering Committee shall approve the design and capacity requirements for the Dedicated Facility.

                7.3.3. Forecasts. The Program Management Team shall establish a procedure for providing forecasts of patients scheduled for transplants of Collaboration Products, updating such forecasts and ordering Collaboration Product for such transplants, in each case within time periods sufficient to enable Diacrin/Genzyme LLC to manufacture such Collaboration Products to meet such forecasts in a commercially reasonable and diligent manner.

        7.4. Certificates of Analysis. Diacrin or Diacrin/Genzyme LLC, as the case may be, shall perform or cause to be performed quality assurance and control tests on each lot of Collaboration Products manufactured pursuant to this Agreement before delivery and shall prepare a written report of the results of such tests (the Party manufacturing a lot of Collaboration Product is referred to in this Article 7 as the "Manufacturing Party"). Each test report shall set forth for each lot delivered the items tested, specifications and results in a certificate of analysis containing the types of information which shall have been approved by the Program Management Team or required by the FDA. The Manufacturing Party shall maintain such certificates for a period of not less than five (5) years from the date of manufacture and for so long as required under applicable requirements of the FDA.

        7.5. Certificates of Manufacturing Compliance. The Manufacturing Party shall prepare and maintain for a period of not less than five (5) years and for so long as required under applicable requirements of the FDA for each lot of Collaboration

Products manufactured a certificate of manufacturing compliance containing the types of information which shall have been approved by the Program Management Team or required by the FDA, which certificate will certify that the lot of Collaboration Products was manufactured in accordance with the Specifications and the Good Manufacturing Practices of the FDA or other applicable governmental regulatory agency as the same may be amended from time to time. The Manufacturing Party shall advise the other Parties immediately if an authorized agent of the FDA or other governmental regulatory agency visits any of the Manufacturing Party's manufacturing facilities, or the facilities where the Collaboration Products are being manufactured, for an inspection with respect to the Collaboration Products. The Manufacturing Party shall furnish to the other Parties the report by such agency of such visit, to the extent that such report relates to Collaboration Products, within ten (10) business days of the Manufacturing Party's receipt of such report.

        7.6. Access to Facilities. Each Party shall have the right to inspect those portions of the manufacturing or storage facilities of the Manufacturing Party where Collaboration Products are being manufactured or stored, or any subcontractor who is manufacturing or storing Collaboration Products for the Manufacturing Party, at any time during regular business hours and upon reasonable notice to ascertain compliance with the Good Manufacturing Practices of the FDA or other applicable governmental regulatory agency as the same may be amended from time to time. Any confidential information disclosed to or otherwise gathered by the Party conducting such inspection during any such inspection shall be deemed "Information" as defined in Section 10.1..

                             ARTICLE 8. MANAGEMENT

        8.1.    Program Management Team.

                8.1.1. General. Within thirty (30) days of the Effective Date, the Parties shall establish a Program Management Team to oversee and control development of Collaboration Products and to prepare for and oversee the launch of Collaboration Products. The Program Management Team will be composed of four representatives appointed by Diacrin and four representatives appointed by Genzyme. Such representatives will include individuals with expertise and responsibilities in such areas as preclinical development, clinical development, manufacturing, regulatory affairs, marketing, sales management and reimbursement. The Program Management Team shall meet as needed but not less than once each week. The Team shall appoint one of its members to act as Chairman. Such meetings shall be at times and places or in such form (e.g., telephone or video conference) as the members of the Program Management Team shall agree. A Party may change one or more of its representatives to the Program Management Team at any time. Members of the Program Management Team may be represented at any meeting by another member of the Program Management Team, or by a deputy. Any approval, determination or other action agreed to by a majority of the members of the Program Management Team appointed by each of Diacrin and Genzyme or their deputies present at the relevant Team meeting shall be the approval, determination or other action of the Program Management Team, provided at least two representatives of each of Diacrin and Genzyme are present at such meeting. Representatives of either Diacrin and Genzyme who are not members of the Program Management Team may attend meetings of the Team as agreed to by the representative members of the other Party.

                8.1.2. Development Program Functions. During the term of the Development Program, the Program Management Team shall coordinate, expedite and control the development of Collaboration Products to obtain Regulatory Approvals. The Program Management Team will develop and recommend to the Steering Committee Development Plans (including annual development budgets), will facilitate the flow of information with respect to development work being conducted for each Collaboration Product on a worldwide basis, and will discuss and cooperate regarding such worldwide development.

                8.1.3. Commercialization Functions. Following submission of filings for Regulatory Approvals for the first Collaboration Product, the Program Management Team shall function as the operational staff of Diacrin/Genzyme LLC and the functions of the Program Management Team shall be expanded to include: (i) monitoring the commercialization of Collaboration Products pursuant to the Commercialization Plan, including oversight of planning, annual budgeting, manufacturing, marketing, sales and distribution, and licensing of Collaboration Products, (ii) monitoring actual expenses incurred in the manufacture, marketing, sale and distribution of Collaboration Products and (iii) facilitating cooperation regarding the worldwide commercialization and marketing activities of the Parties.

                8.1.4. Minutes. The Program Management Team shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. The Chairman shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the Program Management Team within five (5) working days after each meeting. All records of the Program Management Team shall at all times be available to both parties.

        8.2.    Steering Committee.

                8.2.1. General. Within thirty (30) days of the Effective Date, the Parties shall establish a Steering Committee to oversee and manage the collaboration contemplated by this Agreement. The Steering Committee will be composed of three representatives appointed by Diacrin and three representatives appointed by Genzyme. Such representatives will be senior officers and/or managers of their respective companies. The Steering Committee will meet as needed but not less than once each calendar quarter. The Committee shall appoint one of its members to act as Chairman. Such meetings shall be at times and places or in such form (e.g., telephone or video conference) as the members of the Steering Committee shall agree. A Party may change one or more of its representatives to the Steering Committee at any time. Members of the Steering Committee may be represented at any meeting by another member of the Steering Committee, or by a deputy. Any approval, determination or other action agreed to by unanimous consent of the members of the Steering Committee or their deputies present at the relevant Committee meeting shall be the approval, determination or other action of the Steering Committee, provided at least one representative of each of Diacrin and Genzyme is present at such meeting. Representatives of either Diacrin and Genzyme who are not members of the Steering Committee may attend meetings of the Committee as agreed to by the representative members of the other Party.

                8.2.2. Functions. The Steering Committee shall perform the following functions: (i) determine the overall strategy for the Program in the manner contemplated by this Agreement; (ii) coordinate the activities of the Parties hereunder; (iii) settle disputes or disagreements that are unresolved by the Program Management Team; (iv) approve any agreements with Third Parties regarding a Collaboration Product or which involve the grant of any rights related to the development, manufacture or marketing of a Collaboration Product; provided, however, that no approval of the Steering Committee shall be required for the agreements set forth on Appendix A to this Agreement; (v) review and approve each Development Plan, including each annual update, submitted to it pursuant to Section 5.1.3.; (vi) review and approve each Commercialization Plan, including each annual update, submitted to it for approval pursuant to Section 6.1.2.; (vii) serve as the governing body of Diacrin/Genzyme LLC; and (viii) perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

                8.2.3. Minutes. The Steering Committee shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. The Chairman shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the Steering Committee within ten (10) working days after each meeting. All records of the Steering Committee shall at all times be available to both parties.

        8.3. General Disagreements. All disagreements within the Program Management Team and the Steering Committee shall be subject to the following:

                (a) The representatives to the Team or Committee will negotiate in good faith for a period of not less than thirty (30) days to attempt to resolve the dispute. In the case of the Program Management Team, any unresolved dispute shall be referred to the Steering Committee for good faith negotiations for an additional period of not less than thirty (30) days to attempt to resolve the dispute.

                (b) In the event that the dispute is not resolved after the period specified in clause (a), the representatives shall promptly present the disagreement to the Chief Executive Officer of each of Diacrin and Genzyme or a designee of such Chief Executive Officer reasonably acceptable to the other Party.

                (c) Such executives shall meet or discuss in a telephone or video conference each of Diacrin and Genzyme's views and explain the basis for such dispute.

                (d) If such executives cannot resolve such disagreement within sixty (60) days after such issue has been referred to them, then such dispute shall be referred to arbitration as described in Section 14.10..

                    ARTICLE 9. INTELLECTUAL PROPERTY RIGHTS

        9.1. Ownership. The parties acknowledge that the ownership rights set forth herein (i) shall not be affected by the participation in the discovery or development of an Invention by the Program Management Team or the Steering Committee in the course of discharging their duties hereunder and (ii) are subject to the license grants set forth in Article 3 above.

                9.1.1. Ownership of Discoveries and Improvements. All right, title and interest in all writings, inventions, discoveries, improvements and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon (collectively, the "Inventions") that are discovered, made or conceived during and in connection with the Program solely by employees of Diacrin or others acting on behalf of Diacrin ("Diacrin Inventions") shall be owned by Diacrin. All right, title and interest in all Inventions that are discovered, made or conceived during and in connection with the Program solely by employees of Genzyme or others acting on behalf of Genzyme ("Genzyme Inventions") shall be owned by Genzyme. All right, title and interest in all Inventions that are discovered, made or conceived during and in connection with the Program jointly by employees of Diacrin and Genzyme ("Joint Inventions") shall be jointly owned by Genzyme and Diacrin. Each of Diacrin and Genzyme shall promptly disclose to Diacrin/Genzyme LLC and the other Party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such Party.

                9.1.2. Ownership of Trademarks. Genzyme shall select (which selection shall be approved by the Steering Committee) and Diacrin/Genzyme LLC shall own all trademarks for the sale and use of Collaboration Products and shall bear all expenses thereof.

                9.1.3. Cooperation of Employees. Each of Diacrin and Genzyme represents and agrees that all employees or others acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to such Party, or as such Party shall direct, all Inventions made or conceived by such employee or other person. In the case of non-employees working for other companies or institutions on behalf of Diacrin or Genzyme, Diacrin or Genzyme, as applicable, shall have the right to obtain licenses for all Inventions made by such non-employees on behalf of Diacrin or Genzyme, as applicable, in accordance with the policies of said company or institution. Diacrin and Genzyme agree to undertake to enforce such agreements (including, where appropriate, by legal action) considering, among other things, the commercial value of such Inventions.

        9.2. Filing, Prosecution and Maintenance of Patent Rights.

                9.2.1. Filing, Prosecution and Maintenance. Each of Diacrin and Genzyme shall be responsible for the filing, prosecution and maintenance of all patent applications and patents which make up its Patent Rights. For so long as any of the license grants set forth in Article 3 remain in effect and upon request of the other Party, each of Diacrin and Genzyme agrees to file and prosecute patent applications and maintain the patents covering its Patent Rights in all countries in which such Party customarily files for products of similar interest. Each of Diacrin and Genzyme shall consult with and keep the other fully informed of important issues relating to the preparation and filing (if time permits), prosecution and maintenance of such patent applications and patents, and shall furnish to the other Party copies of documents relevant to such preparation, filing, prosecution or maintenance in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by the other Party and, to the extent possible in the reasonable exercise of its discretion, the filing Party shall incorporate all such comments.

                9.2.2. Patent Filing Costs. All costs associated with filing, prosecuting and maintaining patent applications and patents covering each of Diacrin and Genzyme's Patent Rights specific to the Field shall be deemed Development Costs; provided, however, that if the claims of any such Patent Rights include claims outside the Field, each of Diacrin/Genzyme LLC and the Party filing, prosecuting and maintaining such patents and patent applications shall bear one-half (1/2) of such costs.

        9.3. Cooperation. Each of Diacrin and Genzyme shall make available to the other Party (or to the other Party's authorized attorneys, agents or representatives) its employees, agents or consultants to the extent necessary or appropriate to enable the appropriate Party to file, prosecute and maintain patent applications and resulting patents with respect to inventions owned by a Party and for periods of time sufficient for such Party to obtain the assistance it needs from such personnel. Where appropriate, each of Diacrin and Genzyme shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other Party.

        9.4. Notification of Patent Term Restoration. Each of Diacrin and Genzyme shall notify the other Party of (i) the issuance of each United States patent included within the notifying Party's Patent Rights, giving the date of issue and patent number for each such patent, and (ii) each notice pertaining to any patent included within the notifying Party's Patent Rights which it receives as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984, including notices pursuant to 101 and 103 of such Act from persons who have filed an abbreviated NDA. Such notices shall be given promptly, but in any event within ten (10) business days after receipt of each such notice pursuant to such Act. Each of Diacrin and Genzyme shall notify the other Party of each filing for patent term restoration under such Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the notifying Party's Patent Rights.

        9.5. No Other Technology Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to the Patent Rights, Technology or Manufacturing Know-How of the other Party, including items owned, controlled or developed by the other Party, or transferred by the other Party to said Party at any time pursuant to this Agreement. It is understood and agreed that this Agreement does not grant either Party any license or other right in the Patent Rights of the other Party for uses other than the development, production, use and sale of Collaboration Products.

        9.6. Enforcement of Patent Rights; Defense of Infringement Actions. Diacrin and Genzyme shall each promptly notify the other in writing of any alleged or threatened infringement of any patents or patent applications comprising the Diacrin or Genzyme Patent Rights or if either Party, or any of their respective Affiliates, shall be individually named as a defendant in a legal proceeding by a Third Party for infringement of a patent because of the manufacture, use or sale of a Collaboration Product.

                9.6.1. First Right to Respond. Each of Diacrin and Genzyme shall have the first right to respond to or defend against such challenge or infringement of its Patent Rights or charge of infringement. In the event such Party elects to so respond or defend, the other Party will cooperate with the responding Party's legal counsel, join in such suits as may be brought by the responding Party to enforce its Patent Rights, and be available at the responding Party's reasonable request to be an expert witness or otherwise to assist in such proceedings.

                9.6.2. Sharing of Litigation and Settlement Expenses. The costs incurred in responding to or defending against a challenge to or infringement of a Party's Patent Rights specific to the Field or a charge that the manufacture, use or sale of Collaboration Products infringe upon the Patent Rights of Third Parties shall be deemed Program Costs.

                9.6.3. Second Right to Respond. If a Party does not exercise its right to respond to or defend against challenges or infringements of its Patent Rights as provided in Section 9.6.1 within sixty (60) days of becoming aware of or being notified of such challenges or infringements, then the other Party shall have the option to do so at its sole cost; provided that in such case all amounts so recovered from such Third Party shall be retained by the Party undertaking such response or defense and the Party so responding shall have no further obligations to the other Party with respect to the response or defense thereof.

                          ARTICLE 10. CONFIDENTIALITY

        10.1. Nondisclosure Obligations. Except as otherwise provided in this
Article 10, during the term of this Agreement and for a period of five (5) years thereafter, both Parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement (i) confidential information and data resulting from or related to the development of Collaboration Products and
(ii) all information and data not described in clause (i) but supplied by the other Party under this Agreement and marked "Confidential."

        For purposes of this Article 10, information and data described in clause (i) or (ii) of the preceding paragraph shall be referred to as "Information." To the extent it is reasonably necessary or appropriate to fulfil its obligations or exercise its rights under this Agreement, a Party may disclose Information it is otherwise obligated under this Section not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis and on the condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such Party is required to keep the Information confidential; and a Party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials with and to market commercially Collaboration Products or, in the case of information and data described in clause (i), products outside the Field to the extent that a Party has the right to use such information and data outside the Field. The obligation not to disclose Information shall not apply to any part of such Information that (i) is or becomes patented, published or otherwise becomes publicly known other than by acts of the Party obligated not to disclose such Information or its Affiliates or sublicensees in contravention of this Agreement; (ii) can be shown by written documents to have been disclosed to the receiving Party or its Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other Party under this Agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving Party or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other Party under this Agreement; (iv) can be shown by written documents to have been independently developed by the receiving Party or its Affiliates without breach of any of the provisions of this Agreement; (v) is disclosed by the receiving Party pursuant to a subpoena lawfully issued by a court or governmental agency, provided that the receiving Party notifies the other Party immediately upon receipt of any such subpoena or (vi) is used outside the Field on the condition that any entity or person to whom such Information is disclosed agrees to keep such Information confidential for the same time periods and to the same extent as the Party disclosing such Information is required to keep such terms confidential.

        10.2. Terms of this Agreement. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached to this Agreement as Appendix B and, from and after the Effective Date, each Party shall be entitled to make or publish any statement limited to the contents of such press release. The Parties further agree to seek confidential treatment for the filing of this Agreement with the Securities and Exchange Commission and shall agree upon the content of the request for confidential treatment made by each Party in respect of such filing. Except as permitted by the foregoing provisions or as otherwise required by law, Diacrin and Genzyme each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party; provided, that each Party shall be entitled to disclose the terms of this Agreement without such consent to potential investors or other financing sources on the condition that such entities or persons agree to keep such terms confidential for the same time periods and to the same extent as such Party is required to keep such terms confidential.

        10.3. Publications. Each Party recognizes the mutual interest in obtaining valid patent protection. Consequently, any Party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed by such Party as part of the Program (the "Publishing Party") shall transmit to the other Party (the "Reviewing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an abstract of such oral disclosure at least fifteen (15) days prior to submission of the abstract or the oral disclosure, whichever is earlier. The Reviewing Party shall have the right (a) to request a delay in publication or presentation in order to protect patentable information, (b) to propose modifications to the publication for patent reasons or (c) to request that the information be maintained as a trade secret.

        If the Reviewing Party requests a delay as described in (a) above, the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each Party's rights in such information to be filed. Upon the expiration of forty-five (45) days, in the case of proposed written disclosures, or fifteen (15) days, in the case of an abstract of proposed oral disclosures, from transmission of such proposed disclosures to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the oral presentation, respectively, unless the Reviewing Party has requested the delay described above.

        To the extent possible in the reasonable exercise of its discretion, the Publishing Party shall incorporate all modifications proposed under clause (b) above. If a trade secret that is the subject of a request made under clause (c) above cannot be otherwise protected without unreasonable expense to the Reviewing Party, such information shall be omitted from the publication.

                   ARTICLE 11. REPRESENTATIONS AND WARRANTIES

        11.1. Authorization. Each Party warrants and represents to the other that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to perform fully its obligations hereunder, that this Agreement is a valid and binding agreement of such Party, enforceable in accordance with its terms, and that such Party has not made nor will it make any commitments to others in conflict with or in derogation of such rights or this Agreement.

        11.2.   Intellectual Property Rights.

                11.2.1. Diacrin hereby represents and warrants that as of the Effective Date, (i) it possesses an exclusive right, title and interest to or, in the case of Technology licensed from Massachusetts General Hospital, an exclusive license (subject to certain exceptions set forth in the license covering such Technology) to, the Diacrin Patent Rights and the Diacrin Technology, (ii) that the Diacrin Patent Rights and the Diacrin Technology are free and clear of any lien or other encumbrance and (iii) that it has the right to: (a) enter into the obligations set forth in this Agreement; and (b) grant the rights and licenses set forth in Article 3.

                11.2.2. Diacrin warrants that it is not aware of any issued patent that would be infringed by the manufacture and sale of Collaboration Products as contemplated by this Agreement.

        11.3.   Warranties.

                11.3.1. Genzyme Warranties. Genzyme warrants that the Collaboration Products sold pursuant to Section 6.1.3. of this Agreement will be marketed and sold in all material respects in accordance with the conditions of any applicable Regulatory Approvals and any applicable labelling claims.

                11.3.2. Diacrin Warranties. Diacrin warrants that the Collaboration Products delivered pursuant to Section 7.2. of this Agreement will conform in all material respects to the Specifications, the conditions of any applicable Regulatory Approvals regarding the manufacturing process and any applicable requirements of the Biologics Regulatory Scheme regarding the manufacturing process.

        11.4. Disclaimer of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER DIACRIN, GENZYME NOR Diacrin/Genzyme LLC MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THE NON-INFRINGEMENT OF ANY THIRD-PARTY PATENTS OR PROPRIETARY RIGHTS. ALL UNIFORM COMMERCIAL CODE WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE PARTIES.

        11.5. Limitation of Liability. It is agreed by the Parties that no Party shall have a right to or shall claim special, indirect or consequential damages, including lost profits, for breach of this Agreement. Remedies shall be limited to claims for amounts due hereunder or as otherwise provided in this Agreement, including claims for indemnification as provided in Section 12.1..

                             ARTICLE 12. INDEMNITY

        12.1. Diacrin/Genzyme LLC Indemnity Obligations. The Diacrin/Genzyme LLC Operating Agreement shall provide that Diacrin/Genzyme LLC shall indemnify each of the Parties and its Affiliates, employees and agents for any act performed by such Party within the scope of the authority conferred upon such Party under this Agreement; provided, that it shall be a condition to such indemnity that the Party seeking indemnification (i) acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of Diacrin/Genzyme LLC and (ii) the act for which indemnification is sought did not constitute gross negligence or wilful misconduct by such Party.

     CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES
              AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

        12.2. Insurance. Diacrin/Genzyme LLC shall maintain product liability insurance with respect to development, manufacture and sales of Collaboration Products in an amount reasonably believed by Genzyme and Diacrin to be adequate and customary for the development, manufacture and sale of novel therapeutic products. Genzyme and Diacrin shall be named as additional insureds on any such policy.

                       ARTICLE 13.  TERM AND TERMINATION

        13.1. Term. The term of this Agreement shall be perpetual unless terminated pursuant to Section 13.2.

        13.2. Termination. This Agreement may be terminated in the following circumstances:

                13.2.1. For Breach. If either Genzyme or Diacrin fails to perform any material duty imposed upon such Party by this Agreement and such failure to perform is not cured within ninety (90) days of written notice thereof from the non-breaching Party, the non-breaching party may terminate this Agreement. Such 90-day period shall be extended to one hundred eighty
(180) days if the breaching Party has engaged in good faith efforts to remedy such default within such 90-day period and indicated in writing to the non-breaching Party prior to the expiration of such 90-day period that it believes that it will be able to remedy the default within such 180-day period, but such extension shall apply only so long as the breaching Party is engaging in good faith efforts to remedy such default.

                13.2.2. For Convenience. Diacrin at any time or Genzyme at any time after Genzyme shall have made capital contributions to Diacrin/Genzyme LLC of not less than *********** dollars ($**********) may terminate this Agreement for any reason upon one hundred eighty (180) days notice to the other Party (during which 180-day period the obligations of the Parties, including without limitation obligations with respect to capital contributions, shall continue in full force and effect).

        13.3. Effect of Termination by Diacrin.

                13.3.1. For Breach. In addition to the rights and duties set forth in Section 13.5., Diacrin and Genzyme shall have the following rights and duties upon termination of this Agreement by Diacrin pursuant to Section 13.2.1.:

          CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                (a) Diacrin/Genzyme LLC shall be dissolved;

                (b) the licenses granted in Article 3 shall be revoked; provided, however, that Diacrin shall have the exclusive, worldwide, irrevocable, royalty-bearing right and license, with the right to grant sublicenses, under the Genzyme Patent Rights, Genzyme Technology and the Manufacturing Know-How owned or controlled by Genzyme, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products;

                (c) any "Orphan Drug" designation, applicable Regulatory Approval and clinical data and any trademark owned by Diacrin/Genzyme LLC or assigned to Diacrin/Genzyme LLC by either Genzyme or Diacrin shall be assigned to Diacrin; and

                (d) Diacrin shall make payments to Genzyme equal to **** percent (*%) of Net Sales until such time as the aggregate amount of such payments equals (i) the total amount of all capital contributions made by Genzyme to Diacrin/Genzyme LLC plus (ii) interest thereon at ************************* declared from time to time by The First National Bank of Boston in Boston, Massachusetts, from the date each such capital contribution was made.

                13.3.2. For Convenience. In addition to the rights and duties set forth in Section 13.5., Diacrin and Genzyme shall have the following rights and duties upon termination of this Agreement by Diacrin pursuant to Section 13.2.2.:

                (a) Diacrin/Genzyme LLC shall be dissolved;

                (b) the licenses granted in Article 3 shall be revoked; provided, however, that Genzyme shall have an option exercisable upon written notice to Diacrin within the 180-day period provided in Section 13.2.2. to obtain from Diacrin the exclusive, worldwide, irrevocable, royalty-bearing right and license, with the right to grant sublicenses, under the Diacrin Patent Rights, Diacrin Technology and the Manufacturing Know-How owned or controlled by Diacrin, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products; any license granted to Genzyme hereunder shall be subject to the obligation of Genzyme to use commercially reasonable and diligent efforts to develop and market Collaboration Products pursuant to such license;

                (c) upon exercise of its license option provided in paragraph
(b) of this Section 13.3.2., any "Orphan Drug" designation, applicable Regulatory Approval

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and clinical data and any trademark owned by Diacrin/Genzyme LLC or assigned to
Diacrin/Genzyme LLC by either Genzyme or Diacrin shall be assigned to Genzyme;
and

                (d) Genzyme shall make payments to Diacrin equal to **** percent (*%) of Net Sales until such time as the aggregate amount of such payments equals (i) the sum of (A) ************************************* dollars
($**********) and (B) the total amount of all capital contributions made by Diacrin to Diacrin/Genzyme LLC plus (ii) interest thereon at the ********************* declared from time to time by The First National Bank of Boston in Boston, Massachusetts, from the Effective Date in the case of amount described in clause (i)(A) and from the date each such capital contribution described in clause (i)(B) was made.

        13.4.   Effect of Termination by Genzyme.

                13.4.1. For Breach. In addition to the rights and duties set forth in Section 13.5., Diacrin and Genzyme shall have the following rights and duties upon termination of this Agreement by Genzyme pursuant to Section 13.2.1.:

                (a) Diacrin/Genzyme LLC shall be dissolved;

                (b) the licenses granted in Article 3 shall be revoked; provided, however, that Genzyme shall have an option exercisable upon written notice to Diacrin within the 90-day period provided in Section 13.2.1. to obtain from Diacrin the exclusive, worldwide, irrevocable, royalty-bearing right and license, with the right to grant sublicenses, under the Diacrin Patent Rights, Diacrin Technology and the Manufacturing Know-How owned or controlled by Diacrin, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products; any license granted to Genzyme hereunder shall be subject to the obligation of Genzyme to use commercially reasonable and diligent efforts to develop and market Collaboration Products pursuant to such license;

                (c) upon exercise of its license option provided in paragraph
(b) of this Section 13.4.1., any "Orphan Drug" designation, applicable Regulatory Approval and clinical data and any trademark owned by Diacrin/Genzyme LLC or assigned to Diacrin/Genzyme LLC by either Genzyme or Diacrin shall be assigned to Genzyme; and

                (d) Genzyme shall make payments to Diacrin equal to **** percent (*%) of Net Sales until the later of (i) such time as all Diacrin Patent Rights subject to the license granted in paragraph (b) of this Section 13.4.1. shall have expired or (ii)

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fifteen (15) years after the date of first sale of a Collaboration Product in the United States following Regulatory Approval of such Collaboration Product.

                13.4.2. For Convenience. In addition to the rights and duties set forth in Section 13.5., Diacrin and Genzyme shall have the following rights and duties upon termination of this Agreement by Genzyme pursuant to Section 13.2.2.:

                (a) Diacrin/Genzyme LLC shall be dissolved;

                (b) the licenses granted in Article 3 shall be revoked; provided, however, that Diacrin shall have the exclusive, worldwide, irrevocable, royalty-bearing right and license, with the right to grant sublicenses, under the Genzyme Patent Rights, Genzyme Technology and the Manufacturing Know-How owned or controlled by Genzyme, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products.

                (c) any "Orphan Drug" designation, applicable Regulatory Approval and clinical data and any trademark owned by Diacrin/Genzyme LLC or assigned to Diacrin/Genzyme LLC by either Genzyme or Diacrin shall be assigned to Diacrin;

                (d) Diacrin shall make payments to Genzyme equal to **** percent (*%) of Net Sales until such time as the aggregate amount of such payments equals (i) the total amount of all capital contributions made by Genzyme to Diacrin/Genzyme LLC plus (ii) interest thereon at ************************* declared from time to time by The First National Bank of Boston in Boston, Massachusetts, from the date each such capital contribution was made; and

                (e) Genzyme shall make available to Diacrin funding under the Line of Credit for a period of one hundred eighty (180) days following the date of termination.

        13.5. Survival of Rights and Duties. No termination of this Agreement shall eliminate any rights or duties accrued prior to such termination. The provisions of Articles 1, 10 and 12 and Sections 2.2., 3.4., 4.1., 4.4., 9.1.1., 9.1.3., 9.3., 9.5., 13.3, 13.4., 13.5, 14.9 and 14.10 shall survive any termination of this Agreement.

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                           ARTICLE 14. MISCELLANEOUS

        14.1. Cooperation. If either Diacrin or Genzyme (the "Assuming Party") shall assume the Program rights from the other Party (the "Responsible Party") in accordance with the provisions of Article 13, the Responsible Party shall promptly provide to the Assuming Party (or any Third Party or Affiliate designated by the Assuming Party) all Technology, Manufacturing Know-How and access to regulatory filings sufficient to allow the Assuming Party to perform the duties assumed. The Responsible Party shall further use its best efforts to provide all assistance required by the Assuming Party with respect to such transfer so as to permit the Assuming Party to begin to perform such duties as soon as possible to minimize any disruption in the continuity of supply or marketing of Collaboration Products. In addition, if upon the date this Agreement is terminated Collaboration Products are being manufactured in facilities owned or leased by the Responsible Party (including facilities subleased by Diacrin/Genzyme LLC from the Responsible Party), the Responsible Party agrees to lease such facilities to the Assuming Party on commercially reasonable terms for a period of up to twenty-four (24) months.

        14.2. Exchange Controls. All payments due hereunder shall be paid in United States dollars. If at any time legal restrictions prevent the prompt remittance of part or all payments with respect to any country where a Collaboration Product is sold, payment shall be made through such lawful means or methods as the Parties may determine.

        14.3. Withholding Taxes. If applicable laws or regulations require that taxes be withheld from payments made hereunder, Diacrin/Genzyme LLC will (i) deduct such taxes, (ii) timely pay such taxes to the proper authority, and (iii) send written evidence of payment to the Party from whom such taxes were withheld within sixty (60) days after payment. Each Party will assist the other Parties in claiming tax refunds, deductions or credits at such other Party's request and will cooperate to minimize the withholding tax, if available, under various treaties applicable to any payment made hereunder.

        14.4. Interest on Late Payments. Any payments to be made hereunder that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at ************************* declared from time to time by The First National Bank of Boston in Boston, Massachusetts, calculated on the number of days payment is delinquent.

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        14.5. Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to contamination or diseases affecting the swine herd from which the Collaboration Products are produced, fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.

        14.6. Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the consent of the other Party; provided, however, that either Diacrin or Genzyme may, without such consent, assign its rights and obligations under this Agreement (i) in connection with a corporate reorganization, to any member of an affiliated group, all or substantially all of the equity interest of which is owned and controlled by such Party or its direct or indirect parent corporation, or (ii) in connection with a merger, consolidation or sale of substantially all of such Party's assets to an unrelated third Party; provided, however, that such Party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

        14.7. Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

        14.8. Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee

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shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

        If to                   Diacrin, Inc.
        Diacrin:                Charlestown Navy Yard, Building 96
                                13th Street
                                Charlestown, Massachusetts 02129
                                Attention: President

        with a copy to:         Hale and Dorr
                                60 State Street
                                Boston, Massachusetts 02109
                                Attention: Steven D. Singer, Esq.

        If to                   Genzyme Corporation
        Genzyme:                One Kendall Square
                                Cambridge, Massachusetts 02139
                                Attention: President, GTR

        with a copy to:         Genzyme Corporation
                                One Kendall Square
                                Cambridge, Massachusetts 02139
                                Attention: General Counsel

        If to Diacrin/          Diacrin/Genzyme LLC
        Genzyme LLC (if         c/o Genzyme Corporation
        such notice is          One Kendall Square
        sent by Diacrin):       Cambridge, Massachusetts 02139
                                Attention: President, GTR

        with a copy to:         Genzyme Corporation
                                One Kendall Square
                                Cambridge, Massachusetts 02139
                                Attention: General Counsel

        If to Diacrin/          Diacrin/Genzyme LLC
        Genzyme LLC (if         c/o Diacrin, Inc.
        such notice is sent     Charlestown Navy Yard, Building 96
        by Genzyme):            13th Street
                                Charlestown, Massachusetts 02129
                                Attention: President

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        with a copy to:         Hale and Dorr
                                60 State Street
                                Boston, Massachusetts 02109
                                Attention: Steven D. Singer, Esq.

        14.9. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

        14.10. Arbitration. Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement (a "Dispute"), which has not resolved in accordance with the provisions of Section 8.3, shall be finally resolved by binding arbitration as herein provided.

                14.10.1. General. Except as otherwise provided in this Section 14.10., any arbitration hereunder shall be conducted under the commercial rules of the American Arbitration Association. Each such arbitration shall be conducted in the English language by a panel of three arbitrators (the "Arbitration Panel"). Each of Diacrin and Genzyme shall appoint one arbitrator to the Arbitration Panel and the third arbitrator shall be appointed by the two arbitrators appointed by Diacrin and Genzyme. The Arbitration Panel shall be convened upon delivery of the Notice of Arbitration (as herein defined). Any such arbitration shall be held in Boston, Massachusetts. The Arbitration Panel shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as it shall determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

                14.10.2. Procedure.

                        (a) Whenever a Party (the "Claimant") shall decide to institute arbitration proceedings, it shall give written notice to that effect (the "Notice of Arbitration") to the other Party (the "Respondent"). The Notice of Arbitration shall set forth in detail the nature of the Dispute, the facts upon which the Claimant relies and the issues to be arbitrated (collectively, the "Arbitration Issues"). Within fifteen (15) days of its receipt of the Notice of Arbitration, the Respondent shall send the Claimant and the Arbitration Panel a written Response (the "Response"). The Response shall set forth in detail the facts upon which the Respondent relies. In addition, the Response shall contain all counterclaims which the Respondent may have against the Claimant which are within the Arbitration Issues, whether or not such claims have previously been identified. If the Response sets forth a counterclaim, the Claimant may, within fifteen (15) days of the receipt of the

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Response, deliver to the Respondent and the Arbitration Panel a rejoinder answering such counterclaim.

                        (b) Within fifteen (15) days after the later of (i) the expiration of the period provided in Section 14.10.2.(a) for the Claimant to deliver a rejoinder or (ii) the completion of any discovery proceedings authorized by the Arbitration Panel: (A) the Claimant shall send to the Arbitration Panel a proposed resolution of the Arbitration Issues and a proposed resolution of any counterclaims set forth in the Response (the "Claimant's Proposal"), including the amount of monetary damages, if any, or other relief sought; and (B) the Respondent shall send to the Arbitration Panel a proposed resolution of the Arbitration Issues, a proposed resolution of any counterclaims set forth in the Response and a proposed resolution of any rejoinder submitted by the Claimant (the "Respondent's Proposal"), including the amount of monetary damages, if any, or other relief sought. Once both the Claimant's Proposal and the Respondent's Proposal have been submitted, the Arbitration Panel shall deliver to each Party a copy of the other Party's proposal.

                        (c) The Arbitration Panel shall issue an opinion with respect to any Dispute, which opinion shall explicitly accept either the Claimant's Proposal or the Respondent's Proposal in its entirety (the "Final Decision"). The Arbitration Panel shall not have the authority to reach a Final Decision that provides remedies or requires payments other than those set forth in the Claimant's Proposal or the Respondent's Proposal. The concurrence of two
(2) arbitrators shall be sufficient for the entry of a Final Decision. The arbitrators shall issue a Final Decision within one (1) month from the later of
(i) the last day for submission of proposals under Section 14.10.2.(b) or (ii) the date of the final hearing on any Dispute held by the Arbitration Panel. A Final Decision shall be binding on both Parties.

        14.11. Entire Agreement. This Agreement and the Diacrin/Genzyme LLC Operating Agreement contain the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

        14.12. Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and the several Articles and Sections hereof.

        14.13. Independent Contractors. It is expressly agreed that Diacrin and Genzyme shall be independent contractors and that, except as members of Diacrin/Genzyme LLC, the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Diacrin nor Genzyme shall have the authority to make any statements, representations or commitments of any kind, or to


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take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

        14.14. Agreement Not to Solicit Employees. During the term of this Agreement and for a period of ************* following the termination of this Agreement, Diacrin and Genzyme agree not to seek to persuade or induce any employee of the other Party to discontinue his or her employment with that Party in order to become employed by or associated with any business, enterprise or effort that is associated with its own business.

        14.15. Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

        14.16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                            DIACRIN, INC.

                            By:  /s/ Thomas H. Fraser
                               ----------------------------------------
                            Title:  President
                                  -------------------------------------

                            GENZYME CORPORATION



                            By:  /s/ Gregory D. Phelps
                               ----------------------------------------
                            Title:  Executive Vice President
                                  -------------------------------------


                            DIACRIN/GENZYME LLC



                            By:     DIACRIN, INC.

                            By:  /s/ Thomas H. Fraser
                               ----------------------------------------
                            Title:  President
                                  -------------------------------------


                            BY:     GENZYME CORPORATION

                            By: /s/ Gregory D. Phelps
                               ----------------------------------------
                            Title:  Executive Vice President
                                  -------------------------------------

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